Exhibit 99.1

AGREEMENT

OF ACCORD AND SATISFACTION

OF A LIQUIDATED AND UNDISPUTED DEBT

This Agreement Of Accord And Satisfaction Of A Liquidated And Undisputed Debt (“Agreement”) is in reference to that certain Unsecured Promissory Note dated February 4, 2008 in the amount of Two Hundred Thousand dollars ($200,000.00 USD) and marked for identification as document “SD\1782985.1” which note was executed by TEMPCO, INC. and NETTIME SOLUTIONS LLC and is wholly incorporated herein (attached as “Exhibit A”). This Agreement is executed this 9th day of January, 2009, by NETtime Solutions LLC, an Arizona Limited Liability Company at 8840 East Chaparral Road Suite 145 Scottsdale, Arizona 85250 (“NETTIME”) and Tempco, Inc., a Nevada Corporation at 7625 East Via Del Reposo Scottsdale, Arizona 85258 (“TEMPCO”).

Background

The parties to this Agreement are the same parties to that Unsecured Promissory Note (referenced herein). As it relates to this Agreement and to the Unsecured Promissory Note of February 4, 2008, NETTIME is a debtor and TEMPCO is its creditor: NETTIME owes to TEMPCO the sum of two hundred thousand dollars ($200,000.00 USD) which debt was to mature on February 5, 2011.

TEMPCO wishes to immediately increase its liquidity and to improve its cash position to attract potential investors by collecting on the Unsecured Promissory Note immediately and NETTIME wishes to pay a reduced sum as full and final payment to fulfill its entire obligation under the Unsecured Promissory Note of February 4, 2008.

TEMPCO agrees that NETTIME has not committed any act, express or otherwise, or caused any event, which would give rise to an “event of default” under the Unsecured Promissory Note of February 4, 2008.

This Agreement is executed with the express intention to extinguish any and all obligations of the Unsecured Promissory Note of February 4, 2008.

The parties therefore agree that,

1.

Early Payment. In lieu of all obligations under the Unsecured Promissory Note of February 4, 2008, NETTIME shall pay to TEMPCO the renegotiated and settled sum of One Hundred Forty Five Thousand Dollars ($145,000.00 USD), and, TEMPCO agrees to accept that sum in lieu of all remaining obligations owing by NETTIME under the Unsecured Promissory Note.

2.

Release And Discharge. TEMPCO, on behalf of itself, its heirs, assigns, successors, or successors-in-interest, understands and agrees that it shall release and forever discharge NETTIME, its owners, directors, officers, employees, agents, assigns, successors and legal counsel from any and all obligations, debts, contracts, claims, and demands that has been or may be sustained as a consequence of NETTIME not paying to TEMPCO the sum of two hundred thousand dollars ($200,000.00 USD) that was owed TEMPCO prior to the execution of this Agreement under the Unsecured Promissory Note of February 4, 2008.

3.	Binding Nature. The parties agree that this Agreement shall be binding and operative upon and against both parties’ respective assigns and successors.

4.	Supremacy. This Agreement is hereby superior to the conflicting terms of the Unsecured Promissory Note of February 4, 2008 and this Agreement shall take priority and supremacy over that Note.

5.

Choice Of Law/Forum. This Agreement shall be governed by the laws of the state of Arizona and any action resulting hereunder shall be brought exclusively in the Courts of Arizona with jurisdiction to hear any such dispute. Both parties hereby waive their right to assert any motions to dismiss on the grounds of forum non conveniens in the event an action is commenced or claim asserted under the provisions of this Agreement.

In witness whereof, the parties have executed this agreement in Scottsdale, Arizona:

FOR NETTIME SOLUTIONS LLC:	FOR TEMPCO, INC.

/s/ Bahan Sadegh	/s/ Stanley L. Schloz
Signature	Signature

__________________________	__________________________
Bahan Sadegh	Stanley L. Schloz
President & CEO	President & CEO

__________________________	__________________________
January 9, 2009	January 9, 2009

EXHIBIT A

UNSECURED PROMISSORY NOTE

U.S. $200,000.00

February 4, 2008
Phoenix, Arizona

FOR VALUE RECEIVED, NETtime Solutions, LLC, an Arizona limited liability company ("Borrower"), hereby promises to pay to the order of Tempco, Inc., a Nevada corporation formerly named "NETime Solutions, Inc. ("Lender"), at 7625 E via Del Reposo, Scottsdale Arizona 85258, or at such other address as the Lender may notify the Borrower from time to time, the principal amount of Two Hundred Thousand Dollars ($200,000), together with interest on the principal balance outstanding hereunder, from (and including) February 5, 2008 until (but not including) the date of payment, at a per annum rate equal to the Stated Interest Rate specified below or, to the extent applicable, the Default Interest Rate specified below, in accordance with the following terms and conditions:

1. **Stated Interest Rate.** Except as provided in Section 2 below, the principal balance outstanding hereunder from time to time shall bear interest at the Stated Interest Rate, calculated daily on the basis of actual days elapsed over a 360-day year. The Stated Interest Rate shall be equal to nine percent (9.0%) per annum.

2. **Default Interest Rate.** The Default Interest Rate shall be a per annum rate equal to the Stated Interest Rate plus two percentage points. The principal balance outstanding hereunder from time to time shall bear interest at the Default Interest Rate from the date of the occurrence of an Event of Default (as hereinafter defined) hereunder until the earlier of: (a) the date on which the principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, are paid in full; or (b) the date on which such Event of Default is timely cured in a manner reasonably satisfactory to Lender, (i) if Borrower is specifically granted a right to cure such Event of Default or (ii) if no such right to cure is specifically granted, then Lender, in its sole and absolute discretion, permits such Event of Default to be cured.

3. **Payments.** The principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, if not sooner paid, shall be due and payable on February 5, 2011.

4. **Application and Place of Payments.** Payments received by Lender with respect to the indebtedness evidenced hereby shall be applied in such order and manner as Lender in its sole and absolute discretion may elect. Unless otherwise elected by Lender, all such payments shall first be applied to accrued and unpaid interest at the Stated Interest Rate and, to the extent applicable, the Default Interest Rate, next to the principal balance then outstanding hereunder, and the remainder to any additional costs or added charges provided for herein.

5. **Prepayments.** Payments of principal and accrued interest hereof may be made at any time, or from time to time, in whole or in part, without penalty. Notwithstanding any partial prepayment of principal hereof, there will be no change in the due date hereunder unless Lender, in its sole and absolute discretion, agrees in writing to such change.

SD\1782985.1

6. **Events of Default; Acceleration.** The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder, and upon such Event of Default, the entire principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, at the election of Lender, shall become immediately due and payable, without any notice to Borrower:

(a) Nonpayment of principal, interest or other amounts when the same shall become due and payable hereunder;

(b) The failure of Borrower to comply with any provision of this Note;

(c) The dissolution, winding-up or termination of the existence of Borrower, a guarantor, if any, or any other person or entity who is or may become liable hereunder;

(d) The calling of a meeting of the creditors of Borrower, any guarantor, or any other person or entity who is or may become liable hereunder;

(e) The making by Borrower, any guarantor, or any other person or entity who is or may become liable hereunder of an assignment for the benefit of its creditors; or

(f) The appointment of (or application for appointment of) a receiver of Borrower, any guarantor, or any other person or entity who is or may become liable hereunder, or the involuntary filing against or voluntary filing by Borrower, any guarantor, or any other person or entity who is or may become liable hereunder, of a petition or application for relief under federal bankruptcy law or any similar state or federal law, or the issuance of any writ of garnishment, execution or attachment for service with respect to Borrower, any guarantor, or any person or entity who is or may become liable hereunder, or any property of Borrower or property of any person or entity who is or may become liable hereunder.

7. **Collateral.** Borrower's obligations under this Note are unsecured.

8. **Contracted for Rate of Interest.** Borrower agrees to pay an effective rate of interest that is the Stated Rate plus any additional rate of interest resulting from other charges in the nature of interest paid or to be paid by or on behalf of Borrower, or any benefit received or to be received by Lender, in connection with this Note.

9. **Waivers.** Except as set forth in this Note, to the extent permitted by applicable law, Borrower, and each person who is or may become liable hereunder, severally waive and agree not to assert demand, diligence, grace, presentment for payment, protest, notice of nonpayment, nonperformance, extension, dishonor, maturity, protest and default. Lender may extend the time for payment of or renew this Note, release any party from liability hereunder, and any such extension, renewal, release or other indulgence shall not alter or diminish the liability of Borrower or any other person or entity who is or may become liable on this Note

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except to the extent expressly set forth in a writing evidencing or constituting such extension, renewal, release or other indulgence.

10. **Costs of Collection.** Borrower agrees to pay all costs of collection, including, without limitation, reasonable attorneys' fees, whether or not suit is filed in the event any payment of principal, interest or other amount is not paid when due, or to exercise any other right or remedy hereunder. In the event of any court proceeding, attorneys' fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Lender.

11. **No Waiver by Lender.** No delay or failure of Lender in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

12. **Governing Law.** This Note shall be construed in accordance with and governed by the laws of the State of Arizona, without regard to the choice of law rules of the State of Arizona.

13. **Time of Essence.** Time is of the essence of this Note and each and every provision hereof.

14. **Jurisdiction and Venue.** Borrower hereby expressly agrees that in the event any actions or other legal proceedings are initiated by or against Borrower or Lender involving any alleged breach or failure by any party to pay, perform or observe any sums, obligations or covenants to be paid, performed or observed by it under this Note, or involving any other claims or allegations arising out of the transactions evidenced or contemplated by this Note, regardless of whether such actions or proceedings shall be for damages, specific performance or declaratory relief or otherwise, such actions, in the sole and absolute discretion of Lender, may be required to be brought in Maricopa County, Arizona; and Borrower hereby submits to the jurisdiction of the State of Arizona for such purposes and agrees that the venue of such actions or proceedings shall properly lie in Maricopa County, Arizona; and Borrower hereby waives any and all defenses in such jurisdiction and venue.

15. **Amendments.** No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

16. **Severability.** If any provision hereof is invalid or unenforceable, the other provisions hereof shall remain in full force and effect and shall be liberally construed in favor of Lender in order to effectuate the other provisions hereof.

17. **Binding Nature.** The provisions of this Note shall be binding upon Borrower and the successors and assigns of Borrower, and shall inure to the benefit of Lender and its successors and assigns.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the date first set forth above.

"BORROWER"

NETTIME SOLUTIONS, LLC, an Arizona limited liability company

By: ______________________
Name: Bahan Sadegh
Title: President & CEO

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